FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-258342-04

From: Spg Syndicate Jpm (JP MORGAN SECURITIES) <sjpm2@bloomberg.net>
Sent: Friday, April 19, 2024 9:08 AM
Subject: BANK5 2024-5YR6 - PUBLIC NEW ISSUE **XA AND XB ANNOUNCEMENT/IPTs**

JOINT BOOKRUNNERS & CO-LEAD MANAGERS :	J.P. MORGAN SECURITIES LLC, MORGAN STANLEY & CO., LLC,
WELLS FARGO SECURITIES, LLC, BOFA SECURITIES, INC.

CO-MANAGERS :	DREXEL HAMILTON, LLC, ACADEMY SECURITIES, INC.
RATING AGENCIES :	FITCH/KBRA/MOODYS
OFFERING TYPE :	SEC-REGISTERED

OFFERED CERTIFICATES - PUBLIC

CLASS	FITCH/KBRA/MOODYS	SIZE($MM)	~PROCEEDS($MM)	IPTs*
XA	AAA/AAA/Aaa	689.022	~22	J+115a
XB	A-/AAA/NR	199.324	~1.1	J+160a**

* PRICING SPEED IS 100 CPY TO CALL

**XB AUCTION TIMING: BIDS DUE AT 10AM ET

COLLATERAL SUMMARY
CUT-OFF DATE BALANCE :	$984,317,834
NUMBER OF LOANS :	46
NUMBER OF PROPERTIES :	54
WA CUT-OFF LTV :	56.0%
WA MATURITY LTV :	55.9%
WA U/W NCF DSCR :	1.73x
WA U/W NOI DEBT YIELD :	13.2%
TOP TEN LOANS % :	53.2%
WA TERM TO MATURITY (MOS) :	58
WA REMAINING AMORTIZATION TERM (MOS) :	359
WA SEASONING (MOS) :	2

TOP 5 PROPERTY TYPES :	RETAIL (46.2%), MULTIFAMILY (13.8%), MIXED USE (13.7%),
HOSPITALITY(13.6%), OFFICE (6.0%)

TOP 5 STATES :	CA (30.4%), NY (13.1%), MD (7.5%), OH (7.1%), LA (7.0%)

LOAN SELLERS :	JPMORGAN CHASE BANK, N.A. (23.4%), MORGAN STANLEY MORTGAGE CAPITAL HOLDINGS LLC (35.6%), WELLS FARGO BANK, N.A (29.0%)
AND BANK OF AMERICA, N.A. (12.0%)

U.S. RISK RETENTION :	JPMCB IS EXPECTED TO ACT AS THE “RETAINING SPONSOR” FOR THIS SECURITIZATION AND INTENDS TO SATISFY THE U.S. CREDIT RISK RETENTION REQUIREMENT THROUGH THE PURCHASE BY EIGHTFOLD REAL ESTATE CAPITAL FUND VI, L.P., A “THIRD-PARTY PURCHASER” OF AN “ELIGIBLE HORIZONTAL RESIDUAL INTEREST,” WHICH WILL BE COMPRISED OF THE CLASS XERR, CLASS XFRR, CLASS XGRR, CLASS XJRR, CLASS E-RR, CLASS F-RR, CLASS G-RR AND CLASS J-RR CERTIFICATES. THE ESTIMATED FAIR VALUE OF THE CLASS XERR, CLASS XFRR, CLASS XGRR, CLASS XJRR, CLASS E-RR, CLASS F-RR, CLASS G-RR AND CLASS J-RR CERTIFICATES WILL BE EQUAL TO AT LEAST 5% OF THE ESTIMATED FAIR VALUE OF ALL OF THE CLASSES OF CERTIFICATES ISSUED BY THE TRUST.

EU RISK RETENTION :	THE TRANSACTION IS NOT STRUCTURED TO SATISFY THE EU RISK RETENTION AND DUE DILIGENCE REQUIREMENTS

MASTER SERVICER :	WELLS FARGO BANK, NATIONAL ASSOCIATION
SPECIAL SERVICER :	LNR PARTNERS, LLC
OPERATING ADVISOR :	PARK BRIDGE LENDER SERVICES LLC
ASSET REPRESENTATIONS REVIEWER :	PARK BRIDGE LENDER SERVICES LLC
DIRECTING CERTIFICATEHOLDER :	EIGHTFOLD REAL ESTATE CAPITAL FUND VI, L.P.

DOCUMENTS & TIMING
ANTICIPATED PRICING :	TODAY APRIL 19, 2024
ANTICIPATED SETTLEMENT :	ON OR ABOUT MAY 6, 2024

JPM SPG SYNDICATE CONTACTS

JENNIFER KORNBLAU 212-834-4154

MORGAN ROACH 212-834-4154

JACQUELINE LARET 212-834-4154

KRISTEN ROSSI 212-834-4154

MICHAEL CASH 212-834-4154

JPM CMBS BANKING CONTACTS

KUNAL SINGH 212-834-5467

HARRIS RENDELSTEIN 212-834-6737

RANDY GOLDSTEIN 212-270-2188

JPM CMBS TRADING DESK CONTACTS

AVINASH SHARMA 212-834-3111

BRIAN CAREY 212-834-3111

DERRICK FETZER 212-834-3111

BOFA CMBS BANKING CONTACTS

LELAND BUNCH 646-855-3953

DANIELLE CALDWELL 646-855-3421

MS CMBS SYNDICATE & STRUCTURING CONTACTS

NISHANT KAPUR 212-761-1483

NEWLAND BALDWIN 212-761-7265

JAS SINGH 212-761-9099

MS CMBS BANKING CONTACTS

JANE LAM 212-761-3507

JARED SMITH 212-761-3075

WELLS FARGO CMBS SYNDICATE CONTACTS

CHRISTIE TINTLE 704-410-3008

DANIEL BOXER 704-410-3008

WELLS FARGO CMBS BANKING CONTACTS

A.J. SFARRA 212-214-5613

BRIGID MATTINGLY 312-269-3062

SEAN DUFFY 312-827-1518

********************************************************************************

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling (800) 408-1016 or by emailing the ABS Syndicate Desk at abs_synd@jpmorgan.com. You should not reply to this announcement. Any reply e-mail communications, including those you generate by using the “Reply” function on your e-mail software, will be ignored or rejected. This notice does not constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction where such offer or solicitation would be unlawful, and does not constitute an offer to sell or a solicitation of an offer to buy or an advertisement in respect of securities in any province or territory of Canada other than the provinces of Ontario, Quebec, Alberta, British Columbia, Nova Scotia and New Brunswick unless the issuer has securities listed or quoted on one of the exchanges or markets referred to in the definition of “OTC Issuer” in Multilateral Instrument 51-105. Any disclaimer or other notice that may appear below is not applicable to this communication and should be disregarded. Such disclaimer or notice was automatically generated as a result of this communication being sent by Bloomberg or another email system.